Exhibit 1A-11

CPA PARTNERS Richard A. Goldberg. CPA Vi es L. Salem. CPA Ma. Lolita Cremat. CPA Michael Selamet K ee. CPA Cj CaICPA OFFICE NI.VNAG ER Ilea! her Peltier Certified Public Accountants CONSENT OF INDEPENDENT AUDITORS SUBJECT: Opening Night Enterprises, LLC To Whom It May Concern: CASHUK, WISEMAN, GOLDBERG, BIRNBAUM AND SALEM, LLP consents to the use in the Regulation A+ filing with the Securities of Exchange Commission prepared by Opening Night Enterprises, LLC on June 28, 2017, as it may be amended, of our report dated December 28, 2017, relating to the financial statements of Opening Night Enterprises, LLC for the period ended November 30, 2017. Sincerely, CASHUK. WISEMAN, GOLDBERG, BIRNBAUM AND SALEM, LLP Selamet R. Kwee, CPA Partner San Diego, California January 22, 2019 3333 Camino Del llio South I Suitt. 230 I Sill) C 1 92108-38013 (619) 563-0115 (619) 563-9581 I %% w.c%%,q,epa.com